As filed with the Securities and Exchange Commission on July 30, 2003
Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under the Securities Act of 1933

SOVRAN SELF STORAGE, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	16-1194043 (I.R.S. Employer Identification No.)

6467 Main Street Buffalo, New York (Address of Principal Executive Office)	14221 (Zip Code)

1995 OUTSIDE DIRECTORS'
STOCK OPTION PLAN
(Full title of the plan)

Frederick G. Attea, Esq.
Phillips, Lytle, Hitchcock, Blaine & Huber LLP
3400 HSBC Center
Buffalo, New York 14203
(Name and address of agent for service)

716-847-8400
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed Max. offering price per share (2)	Proposed Max. aggregate offering price (2)	Amount of registration fee
Common Stock $.01 par value (includes associated Rights) (3)	50,000 shares	$31.28	$1,562,185	$126.38

          (1)  The number of shares being registered is subject to adjustment in accordance with the anti-dilution provisions of the Plan. Accordingly, this Registration Statement also covers an indeterminable number of shares that may be issuable in connection with such provisions.

          (2)  Pursuant to Rule 457(h), estimated solely for the purpose of determining the registration fee, as follows: (i) as to 1,500 shares for which the offering price has been determined, on the basis of the aggregate offering price of those shares, and (ii) as to the remaining 48,500 shares, on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on July 28, 2003.

          (3)  This Registration Statement also pertains to rights to purchase shares of Preferred Stock of the Registrant in certain circumstances pursuant to the Registrant's Shareholder Rights Agreement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION BY REFERENCE

                 Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements filed on February 12, 1997 (File No. 333-21679) and July 26, 2000 (File No. 333-42272) by Sovran Self Storage, Inc. (the "Registrant") with respect to shares of its Common Stock issuable under the Company's 1995 Outside Directors' Stock Option Plan are hereby incorporated by reference herein.

Item 5.     Interests of named experts and counsel

Phillips, Lytle, Hitchcock, Blaine & Huber LLP has rendered an opinion as to the legality of the shares of Common Stock offered pursuant to this Registration Statement. Robert J. Attea, Chairman of the Board and Chief Executive Officer of the Registrant, is the brother of a partner of Phillips, Lytle, Hitchcock, Blaine & Huber LLP.

EXHIBITS
5	Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP as to the legality of the securities registered.

23(a)	Consent of Ernst & Young LLP, Independent Auditors.

23(b)	Consent of Phillips, Lytle, Hitchcock, Blaine & Huber LLP (included in Exhibit 5).

24	Power of Attorney (included under the caption "SIGNATURES" in this Registration Statement).

SIGNATURES

                 The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York on July 30, 2003.
SOVRAN SELF STORAGE, INC. By: /s/ Kenneth F. Myszka Kenneth F. Myszka President and Chief Operating Officer

POWER OF ATTORNEY

                 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth F. Myszka and David L. Rogers, and each of them, his attorneys-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Capacity	Date

/s/ Robert J. Attea Robert J. Attea Executive Officer	Chairman of the Board of Directors and Chief	July 30, 2003

/s/ Kenneth F. Myszka Kenneth F. Myszka and Director	President, Chief Operating Officer	July 30, 2003

/s/ David L. Rogers David L. Rogers & Principal Accounting Officer)	Chief Financial Officer (Principal Financial Officer	July 30, 2003

/s/ John Burns John Burns	Director	July 30, 2003

/s/ Michael A. Elia Michael A. Elia	Director	July 30, 2003

/s/ Anthony P. Gammie Anthony P. Gammie	Director	July 30, 2003

/s/ Charles E. Lannon Charles E. Lannon	Director	July 30, 2003

INDEX TO EXHIBITS

Exhibit
5	-	Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP as to the legality of the securities registered.

23(a)	-	Consent of Ernst & Young LLP, Independent Auditors

23(b)	-	Consent of Phillips, Lytle, Hitchcock, Blaine & Huber LLP (included in Exhibit 5).

24	-	Power of Attorney (included under the caption "SIGNATURES" in this Registration Statement).

EXHIBITS 5 AND 23(b)

OPINION OF PHILLIPS, LYTLE, HITCHCOCK,
BLAINE & HUBER LLP AS TO THE LEGALITY
OF THE SECURITIES REGISTERED

July 30, 2003

Sovran Self Storage, Inc.
6467 Main Street
Williamsville, New York 14221

Re:	Sovran Self Storage, Inc.- Registration Statement on Form S-8

Gentlemen:

                         With respect to the Form S-8 Registration Statement of Sovran Self Storage, Inc. (the "Company"), covering the registration of 50,000 shares of Common Stock, $.01 par value ("Common Stock") of the Company, we have examined and are familiar with the Company's Amended and Restated Articles of Incorporation, Amended and Restated By-laws, minutes of the meetings of the Board of Directors and Shareholders of the Company, the 1995 Outside Directors' Stock Option Plan, as amended (the "Plan"), and other documents, corporate records and proceedings relating to the organization of the Company and proposed issuance of securities by the Company. We have also examined such other documents and proceedings that we have considered necessary for the purpose of this opinion.

                         Based upon such examination, we are of the opinion that the 50,000 shares of Common Stock have been duly authorized and, when issued in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

                         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.
Very truly yours,

/s/ PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER LLP

EXHIBIT 23(a)

CONSENT OF ERNST & YOUNG LLP
INDEPENDENT PUBLIC ACCOUNTANTS
CONSENT OF INDEPENDENT AUDITORS

                 We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-________) pertaining to the 1995 Outside Directors' Stock Option Plan of Sovran Self Storage, Inc. of our report dated January 28, 2003, with respect to the consolidated financial statements and schedule of Sovran Self Storage, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Buffalo, New York
July 28, 2003